Exhibit 10.1

Non-Employee Director Compensation Policy

Effective May 14, 2020
Non-employee members of the board of directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) will be eligible to receive compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The compensation described in this Policy will be paid, granted or issued, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Director”). This Policy is effective May 14, 2020 (the “Effective Date”) and will remain in effect until it is revised or rescinded by further action of the Board. As of the Effective Date, this Policy will replace and supersede, in its entirety, the Company’s Non-Employee Director Compensation Policy, effective January 1, 2017 (the “2017 Policy”).
A.Cash Compensation
1.Annual Retainers and Other Fees. Directors may receive retainers and other fees (the “Cash Compensation”), payable in cash (subject to Section C), as compensation for their service as a Director, as the Board may determine from time to time which may include, without limitation, an annual retainer, committee service fees, committee chair fees, chairman of the board fees, lead independent director fees and meeting fees.
2.Payment
1.Payment Date. The Cash Compensation will be earned on a quarterly basis based on a calendar quarter and will be paid by the Company in arrears.
2.Partial Service. In the event a Director does not serve as a Director (or in an applicable position on the Board) for an entire calendar quarter (but serves for a portion of the quarter), such Director will receive a prorated portion of the Cash Compensation otherwise payable to him or her for such calendar quarter, with such prorated portion determined by multiplying the Cash Compensation that would otherwise be payable by a fraction, the numerator of which is the number of days during which the Director serves as a Director or in an applicable position during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
B.Equity Compensation
1.Equity Awards. Directors may receive equity awards as compensation for service as the Board may determine from time to time (“Equity Compensation”). The awards will be granted under, and be subject to the, terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan. The Board will establish the dollar amount of the Equity Compensation payable to Directors (the “Annual Equity Award Value”).
2.Payment
a.Number of Shares. Directors will receive Equity Compensation in the form of restricted stock units of the Company (“RSUs”). The number RSUs awarded to a Director will be determined by dividing (i) the Annual Equity Award Value by (ii) the closing market price per share of the Common Stock on the date of grant, or on the next trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing (the “Fair Market Value”).
b.RSU Account. The Company will maintain a separate bookkeeping account (the “RSU Account”) to reflect the RSUs (whether issued by the Company under this Policy or otherwise) issued to each Director.
c.Fractional Shares. Only whole shares will be issued in settlement of RSUs; fractional shares will be eliminated by rounding up to the next whole number.
3.Grant Date. As of the date of any annual meeting of the Company’s stockholders that occurs during or following 2020 (an “Annual Meeting”), each Director who following such Annual Meeting will continue to serve as a non-employee Director immediately following such Annual Meeting will be automatically granted, on the date of such Annual Meeting, the number of RSUs set forth in Section B(2)(a) (the “RSU Award”).
4.Vesting.
i.The RSU Award will vest on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant that is at least 50 weeks from the date of grant and (ii) the first anniversary of the date of grant, subject to the Director continuing in service on the Board through the applicable vesting date (other than the circumstance set forth in Sections B(4)(b) and B(4)(c)). Shares underlying the RSU Award will be distributed as soon as reasonably practicable after, and in any event within thirty days following the Annual Meeting at which it vests.
ii.In the event of a Director’s cessation of service due to death or disability (as determined in good faith by the Board), the RSU Award will become fully vested as of the date of such cessation of service.
iii.Partial Service. Except as set forth in the preceding Section B(4)(b), in the event a Director does not serve as a Director (or in an applicable position on the Board) for the entire vesting period (but serves for a portion of such period), a prorated portion of the RSU Award will become vested, with such prorated portion determined by multiplying the RSU Award by a fraction, the numerator of which is the number of days during which the Director serves as a Director or in the applicable position during the applicable year and the denominator of which is 365.
C.Payment Elections and Deferrals
1.Cash Compensation. Notwithstanding Section A, Directors may elect in accordance with Section C(3) that an amount equal to all or a portion of the Cash Compensation be paid:
a.In the form of Deferred Stock Units, in which case the dollar value of any such amount will be paid pursuant to Section C(4);
b.In the form of shares of Common Stock, in which case the Director will receive shares of Common Stock with an aggregate Fair Market Value equal to the dollar value of any such amount; or
c.Subject to the Board’s approval, under other deferred compensation plans or programs established by the Board.

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2.Equity Compensation. Directors may elect in accordance with Section C(3) that an amount equal to all or a portion of the Equity Compensation to be paid in the form of Deferred Stock Units. The dollar value of any such amount to be paid in the form of Deferred Stock Units will be paid pursuant to Section C(4).
3.Elections; Notification Requirements. If a Director desires to defer receipt of all or a portion of his or her Cash Compensation or Equity Compensation or otherwise make an election pursuant to this Section C, he or she must make an election (a “Deferral Election”) by delivering an election form to the Secretary of the Company. Any initial Deferral Election must satisfy the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), to the extent applicable. Any initial Deferral Election must be made not later than December 31 of the calendar year immediately preceding the calendar year of service by delivering an election form to the Secretary of the Company. Notwithstanding the foregoing, any newly-appointed or elected Director may make a Deferral Election no later than thirty days after such Director first becomes eligible to participate in this Policy and such Deferral Election may only be made with respect to Cash Compensation and Equity Compensation payable for services to be performed during or after the period commencing on the first day of the first full calendar quarter immediately following the date of such Deferral Election. Once a Deferral Election is made, it may be revoked and changed only for future years. Each Deferral Election will carry over to Cash Compensation and Equity Compensation in subsequent plan years unless and until terminated.
4.Deferred Stock Units
a.Payment
i.Deferred Stock Account. The Company will maintain a separate bookkeeping account (the “Deferred Stock Account”) to reflect the deferred stock units (whether issued by the Company under this Policy or otherwise, “Deferred Stock Units”) issued to each Director.
ii.Number of Units.
1.With respect to the Cash Compensation that is being deferred in the form of Deferred Stock Units, the number of Deferred Stock Units issued to a Director will be determined by dividing the Cash Compensation that the Director has elected to defer by the Fair Market Value on the date of issuance.
2.With respect to the Equity Compensation that is being deferred in the form of Deferred Stock Units, the number of Deferred Stock Units issued to a Director will be determining by dividing the Equity Compensation that the Director has elected to defer by the Fair Market Value on the date of issuance.
iii.Issuance Date.
1.With respect to the Cash Compensation that is being deferred in the form of Deferred Stock Units, such Deferred Stock Units will be earned on a quarterly basis based on a calendar quarter and the date of issuance will be the last business day of each calendar quarter, with distributions to be made pursuant to Section C(4)(b).
2.With respect to the Equity Compensation that is being deferred in the form of Deferred Stock Units, such Deferred Stock Units will be earned on an annual basis beginning on the Annual Meeting and the date of issuance will be the

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subsequent Annual Meeting, with distributions to be made pursuant to Section C(4)(b).
iv.Partial Service – Cash Compensation. In the event a Director does not serve as a Director (or in an applicable position on the Board) for an entire calendar quarter (but serves for a portion of the quarter), such Director will receive a prorated portion of Deferred Stock Units otherwise payable to him or her for such calendar quarter as Cash Compensation, with such prorated portion of Deferred Stock Units determined by multiplying the Annual Equity Award Value that the Director has elected to defer by a fraction, the numerator of which is the number of days during which the Director serves as a Director or in the applicable position during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
i.Distribution. Deferred Stock Units will be distributed to Directors in the form of shares of Common Stock, with each Deferred Stock Unit equal to one share of Common Stock. Such distribution will be made in whole shares of Common Stock, to be specified pursuant to a fixed schedule under the applicable Deferral Election pursuant to Section C(3) and subject to compliance with Section 409A of the Code. All distributions will be made no later than 5 business days following the elected payment date.
ii.Vesting.
i.With respect to the Cash Compensation that is being deferred in the form of Deferred Stock Units, such Deferred Stock Units will be immediately vested.
ii.With respect to the Equity Compensation that is being deferred in the form of Deferred Stock Units, such Deferred Stock Units will vest in accordance with Section B(4), including, without limitation, Sections B(4)(b) and B(4)(c).
iii.Voting Rights. Director will have no voting rights with respect to any RSUs or Deferred Stock Units.
iv.Dividend Equivalents
i.Right to Receive. Each RSU will carry with it a right to receive dividend equivalents which will be payable in the form of cash. Each Deferred Stock Unit credited to a Director’s Deferred Stock Account will carry with it a right to receive dividend equivalents which will be paid in the form of additional Deferred Stock Units. The Dividend Equivalent rights associated with Deferred Stock Units will remain outstanding until the delivery to the Director of the shares of Common Stock underlying such Deferred Stock Unit.
ii.Issuance Date. Deferred Stock Units issued with respect to dividend equivalents will be issued as of the date the Company pays any dividend (whether in cash or in kind) on shares of Common Stock.
iii.Number of Units. The number of Deferred Stock Units issued to a Director with respect to dividend equivalents will be determined by dividing (A) the aggregate dollar value of the dividend that would have been payable with respect to the RSU credited to a Director’s RSU Account immediately prior to the dividend payment date by (B) the Fair Market Value on the date of issuance.

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iv.Distribution. Deferred Stock Units issued with respect to dividend equivalents will be distributed to Directors pursuant to Section C(4)(b) using the fixed schedule under the applicable Deferral Election for the year in which such Deferred Stock Units were issued.
v.Fractional Shares. Only whole shares will be issued in settlement of dividend equivalents; fractional shares will be eliminated by rounding down to the previous whole number.
v.Payment Following Change of Control. Notwithstanding anything in this Policy to the contrary or any election made by any Director, if a “change in control event” within the meaning of Section 409A of the Code occurs, any RSU or Deferred Stock Unit credited to a Director’s Deferred Stock Account as of such Change of Control will be distributed in a single lump sum to the Director (or, as applicable, his or her beneficiary) immediately following the Change of Control.
D.General
1.Unfunded Obligation. This Policy is designed and will be administered at all times as an unfunded arrangement and each Director will be treated as an unsecured general creditor and will have no beneficial ownership of any assets of the Company.
2.Taxes. Directors will be solely responsible for any federal, state or other taxes imposed in connection with Cash Compensation and Equity Compensation (including RSUs and Deferred Stock Units) and each Director authorizes the Company or any of its subsidiaries to make any withholding for taxes which the Company or any subsidiary deems, in their sole discretion, necessary or desirable in connection therewith.
3.Acceleration of Payment to Pay State, Local or Foreign Taxes. The time or schedule of any distribution or payment of any RSUs or Deferred Stock Units or any other award that constitutes non-qualified deferred compensation for purposes of Section 409A of the Code will not be accelerated, except as otherwise permitted under Section 409A of the Code, including without limitation, Treasury Regulation 1.409A-3(j). Subject to the foregoing, the Company will accelerate the payment of a portion of the shares of RSUs or Deferred Stock Units credited to a Director’s RSU Account or Deferred Stock Account for the sole purpose of allowing such Director to pay applicable state, local and foreign taxes relating to such Deferred Stock Units consistent with Section 409A of the Code. Accelerated payment will be limited to the amount of taxes due as a result of such Director’s participation in the Company’s deferred compensation program, all as certified by the Director’s personal tax advisor. Directors will be solely responsible for any tax consequences relating to or resulting from the accelerated payment from his or her RSU Account or Deferred Stock Account.
4.Amendments; Etc. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. To the extent that the Company’s Annual Meeting schedule is materially changed from the schedule in effect on the Effective Date, this Policy may be equitably adjusted by the Company in connection with such change. The terms and conditions of this Policy supersede any prior compensation arrangements for service as a member of the Board between the Company and any of its Directors and between any subsidiary of the Company and any of its Directors.
5.Governing Law. This Policy and any agreements or documents hereunder will be administered, construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws thereof.
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